INVESTMENT MANAGEMENT

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Exhibit (d)(3)(i)

June 1, 2022

Christopher Kurtz

Vice President, Finance

Voya Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

RE: Sub-Advisory Fee Rate for Voya Small Company Fund

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, as amended, between Voya Investments, LLC and Voya Investment Management Co. LLC (the "Agreement"), we hereby notify you of our intention to modify the annual sub-advisory fee rate for Voya Small Company Fund (the "Fund"), effective on June 1, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Fund, is attached hereto.

Please signify your acceptance to the modified sub-advisory fee rate for the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic_________________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: /s/ Christopher Kurtz_________________

Name: Christopher Kurtz

Title: Vice President, Finance, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)
Voya Corporate Leaders® 100 Fund	0.1800% on all assets

Direct Investments1
0.3600% on first $500 million;
0.3490% on next $500 million;
0.3380% on next $500 million;
0.3260% on next $500 million; and
Voya Global Multi-Asset Fund	0.3150% over $2 billion

Other Investments2
0.1350%
Underlying Funds3
0.0200%

Voya Large-Cap Growth Fund	0.2295% on all assets

Voya Large Cap Value Fund	0.2925% on all assets

1"Direct Investments" shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

2

3

"Other Investments" shall mean assets which are not Direct Investments or Underlying Funds.

"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)
0.2030% on first $500 million;
Voya Mid Cap Research Enhanced Index Fund	0.1910% on next $250 million;
0.1800% on next $1.25 billion; and
0.1690% over $2 billion

0.3375% on the first $500 million;
Voya MidCap Opportunities Fund	0.3150% on the next $400 million;
0.2925% on the next $450 million; and

0.2700% on assets in excess of $1.350 billion

Voya Multi-Manager Mid Cap Value Fund	[REDACTED]

Voya Small Cap Growth Fund	0.3600% on all assets

Voya Small Company Fund	0.3375% on all assets

0.4050% on the first $250 million;
Voya SmallCap Opportunities Fund	0.3600% on the next $250 million;
0.3375% on the next $250 million; and

0.3280% on assets in excess of $750 million

Voya U.S. High Dividend Low Volatility Fund	0.1300% on all assets

Effective Date: June 1, 2022, to modify the annual sub-advisory fee rate for Voya Small Company Fund.